                   [LOGO OF PACIFIC LIFE & ANNUITY COMPANY]

             700 Newport Center Drive  .  Newport Beach, CA 92660

-------------------------------------------------------------------------------

FLEXIBLE                     READ YOUR POLICY CAREFULLY. This is a legal
PREMIUM                      contract between you, the Owner, and us, Pacific
VARIABLE LIFE                Life & Annuity Company, a stock insurance company.
INSURANCE                    We agree to pay the benefits of this policy
                             according to its provisions. The consideration for
 .  Death Benefit Payable     this policy is the application for it, a copy of
   if the Insured Dies       which is attached, and payment of the premiums.
   Before the Maturity Date
 .  Accumulated Value Less    Premiums are flexible, subject to minimums required
   Policy Debt Payable if    to keep the policy in force. Variable Account
   the Insured Lives Until   Values may increase or decrease depending upon
   the Maturity Date         Variable Account investment experience. There is no
 .  Adjustable Face Amount    guaranteed Variable Account Value. Policy loan
 .  Benefits May Vary Based   value is less than one hundred percent (100%) of
   on Investment Experience  the policy's cash surrender value.
 .  Non-Participating
                             The method for determining the death benefit is described in the Death Benefit section of this policy. The amount of the death benefit may be fixed or variable according to the Death Benefit
                             Option selected and may increase or decrease. The duration this policy remains in force may vary, depending on the premiums paid and the investment experience of the Variable Accounts.

                             Free Look Right - You may return this policy within 10 days after you receive it. To do so, deliver or mail it to us or to our agent. This policy will then be deemed void from the beginning and we will refund the premiums paid.

                             Signed for Pacific Life & Annuity Company,

                                /s/ WES FERRIS           /s/ AUDREY L. MILFS
                             -----------------------    ----------------------
                              President and Chief              Secretary
                               Executive Officer

P98-52-NY

POLICY NUMBER:        VP99999990              OWNER(S):  LELAND STANFORD
POLICY DATE:          JAN 10, 1998            INSURED:   LELAND STANFORD
RISK CLASSIFICATION:  MALE SELECT NONSMOKER   AGE ON POLICY DATE:          35
                                              INITIAL FACE AMOUNT:      $100,000

NOTE: IT IS POSSIBLE THAT THE POLICY MAY NOT MATURE (THAT IS, IT MAY LAPSE BEFORE MATURITY OR IT MAY HAVE AN ACCUMULATED VALUE AT MATURITY LESS THAN THE FACE AMOUNT) EVEN IF PLANNED PREMIUMS ARE PAID DUE TO CHANGE IN THE CURRENT INTEREST RATE BEING CREDITED ON THE FIXED OPTIONS, THE INVESTMENT PERFORMANCE OF THE FUNDS IN THE SEPARATE ACCOUNT, CHANGES IN EXPENSE LOADS OR COST OF INSURANCE RATES, LOANS AND WITHDRAWALS OR CHANGES IN THE DEATH BENEFIT OPTION.

P98-52-NY GP                                                                 (P)

                          GUIDE TO POLICY PROVISIONS

SECTION                                                                   PAGE

POLICY SPECIFICATIONS.................................................      3

DEFINITIONS...........................................................      5

OWNER AND BENEFICIARY.................................................      6

PREMIUMS..............................................................      6

DEATH BENEFIT.........................................................      7

ACCUMULATED VALUE.....................................................      9

TRANSFERS.............................................................     13

SURRENDER AND WITHDRAWAL OF VALUES....................................     14

TIMING OF PAYMENTS AND TRANSFERS......................................     15

INCOME BENEFITS.......................................................     16

POLICY LOANS..........................................................     16

SEPARATE ACCOUNT PROVISIONS...........................................     17

SUBSTITUTION OF INSURED...............................................     18

GENERAL PROVISIONS....................................................     18

INDEX.................................................................     22

                                                     POLICY NUMBER:  VP999999990


                              POLICY SPECIFICATIONS

BASIC POLICY:              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

PREMIUMS:         PLANNED [ANNUAL] PREMIUM                    = $     1,354.97
                  GUIDELINE SINGLE PREMIUM                    = $    15,569.00
                  GUIDELINE LEVEL PREMIUM                     = $     1,354.97
DEATH BENEFIT QUALIFICATION TEST:           GUIDELINE PREMIUM TEST
                  (THIS ELECTION IS IRREVOCABLE FOR THE LIFE OF THE CONTRACT)

DEATH BENEFIT OPTION:               A

ACCOUNT ALLOCATIONS AVAILABLE:

[MONEY MARKET]             [GOVERNMENT SECURITIES]    [SMALL-CAP EQUITY]
[MULTI-STRATEGY]           [EQUITY INDEX]             [MID-CAP VALUE]
[SMALL CAP EQUITY]         [GROWTH LT]                [LARGE-CAP VALUE]
[MANAGED BOND]             [EQUITY]                   [REIT]
[INTERNATIONAL VALUE]      [EMERGING MARKETS]         FIXED
[EQUITY INCOME]            [AGGRESSIVE EQUITY]        FIXED LT
[HIGH YIELD BOND]          [BOND AND INCOME]          [INTERNATIONAL LARGE-CAP]
[DIVERSIFIED RESEARCH]

INTEREST ON THE FIXED OPTIONS AND ON THE LOAN ACCOUNT IS GUARANTEED TO BE NOT LESS THAN 3.00% ANNUALLY FOR THE FIRST 10 POLICY YEARS AND 3.30% THEREAFTER. ANY EXCESS INTEREST RATE DECLARED BY US AT THE BEGINNING OF EACH POLICY YEAR WILL BE GUARANTEED UNTIL THE END OF THAT YEAR. BEFORE SUCH DECLARATION, EXCESS AMOUNTS ARE NOT GUARANTEED. THERE IS NO EXCESS INTEREST PAID ON THE LOAN ACCOUNT. SUBJECT TO POLICY GUARANTEES, WE HAVE THE RIGHT TO CHANGE THE INTEREST CREDITED TO THE FIXED OPTIONS AND THE COST OF INSURANCE AND OTHER CHARGES DEDUCTED, WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE ACCUMULATED VALUE TO BE LESS THAN WAS ILLUSTRATED.

PREMIUM LOAD: FOR EACH PREMIUM PAID THERE IS A PREMIUM LOAD THAT CONSISTS OF A SALES LOAD OF 2.50% PLUS A CHARGE OF 2.35% FOR CERTAIN STATE AND LOCAL TAXES PLUS A CHARGE OF 1.50% FOR CERTAIN FEDERAL TAXES.

ADMINISTRATIVE CHARGE:     $7.50 PER MONTH
WITHDRAWAL FEE:  $25
SURRENDER CHARGE:  SHOWN ON THE TABLE OF SURRENDER CHARGES, WHICH FOLLOWS.

M&E RISK FACE AMOUNT CHARGE: [$5.55] PER MONTH FOR POLICY YEARS 1 TO 10; $0 THEREAFTER. REFER TO M&E RISK CHARGE PROVISION FOR DETAILS.


POLICY NUMBER:        VP99999990              OWNER(S):LELAND STANFORD
POLICY DATE:          JAN 10, 1998            INSURED: LELAND STANFORD
RISK CLASSIFICATION:  MALE SELECT NONSMOKER   AGE ON POLICY DATE:          35
                                              INITIAL FACE AMOUNT:      $100,000

NOTE: IT IS POSSIBLE THAT THE POLICY MAY NOT MATURE (THAT IS, IT MAY LAPSE BEFORE MATURITY OR IT MAY HAVE AN ACCUMULATED VALUE AT MATURITY LESS THAN THE FACE AMOUNT) EVEN IF PLANNED PREMIUMS ARE PAID DUE TO CHANGE IN THE CURRENT INTEREST RATE BEING CREDITED ON THE FIXED OPTIONS, THE INVESTMENT PERFORMANCE OF THE FUNDS IN THE SEPARATE ACCOUNT, CHANGES IN EXPENSE LOADS OR COST OF INSURANCE RATES, LOANS AND WITHDRAWALS OR CHANGES IN THE DEATH BENEFIT OPTION.

P98-52-NY GP                      Page 3.0

                                                      POLICY NUMBER:  VP99999990

                              POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

P98-52-NY:                 BASIC COVERAGE

                           FACE AMOUNT:  $50,000.00
                           AGE AT ISSUE:  35
                           RISK CLASSIFICATION:  MALE SELECT NONSMOKER

                           COVERED PERSON:  LELAND STANFORD

--------------------------------------------------------------------------------


R98-ART-NY:                ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER

                           INITIAL FACE AMOUNT:  $50,000.00
                           AGE AT ISSUE:  35
                           RISK CLASSIFICATION:  MALE SELECT NONSMOKER

                           COVERED PERSON:  LELAND STANFORD

--------------------------------------------------------------------------------

P98-52-NY  GP                        Page 3.1

                                                      POLICY NUMBER:  VP99999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

                  ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER
                               VARYING SCHEDULE

                           FACE AMOUNT:  $50,000.00
                           AGE AT ISSUE:  35
                           RISK CLASSIFICATION:  MALE SELECT NONSMOKER

                           PERSON COVERED:  LELAND STANFORD



      ATTAINED           FACE           ATTAINED           FACE          ATTAINED           FACE
        AGE             AMOUNT             AGE            AMOUNT            AGE            AMOUNT
  ----------------- ---------------- ---------------- --------------- ---------------- ---------------
         35             $50,000            70            $100,000
         36              50,000            71             100,000
         37              50,000            72             100,000
         38              50,000            73             100,000
         39              50,000            74             100,000
         40             100,000            75             100,000
         41             100,000            76             100,000
         42             100,000            77             100,000
         43             100,000            78             100,000
         44             100,000            79             100,000
         45             100,000            80             100,000
         46             100,000
         47             100,000
         48             100,000
         49             100,000
         50             100,000
         51             100,000
         52             100,000
         53             100,000
         54             100,000
         55             100,000
         56             100,000
         57             100,000
         58             100,000
         59             100,000
         60             100,000
         61             100,000
         62             100,000
         63             100,000
         64             100,000
         65             100,000
         66             100,000
         67             100,000
         68             100,000
         69             100,000



P98-52-NY  GP                     Page 3.2

                                                      POLICY NUMBER:  VP99999990

                             POLICY SPECIFICATIONS

                           TABLE OF SURRENDER CHARGES

            POLICY      SURRENDER               POLICY      SURRENDER                POLICY      SURRENDER
            MONTH         CHARGE                 MONTH        CHARGE                 MONTH        CHARGE
          ----------------------------------------------------------------------------------------------------
               1         $315.10                  41         $315.10                   81        $259.28
               2          315.10                  42          315.10                   82         252.63
               3          315.10                  43          315.10                   83         245.98
               4          315.10                  44          315.10                   84         239.33
               5          315.10                  45          315.10                   85         232.69
               6          315.10                  46          315.10                   86         226.04
               7          315.10                  47          315.10                   87         219.39
               8          315.10                  48          315.10                   88         212.74
               9          315.10                  49          315.10                   89         206.09
              10          315.10                  50          315.10                   90         199.44
              11          315.10                  51          315.10                   91         192.80
              12          315.10                  52          315.10                   92         186.15
              13          315.10                  53          315.10                   93         179.50
              14          315.10                  54          315.10                   94         172.85
              15          315.10                  55          315.10                   95         166.20
              16          315.10                  56          315.10                   96         159.56
              17          315.10                  57          315.10                   97         152.91
              18          315.10                  58          315.10                   98         146.26
              19          315.10                  59          315.10                   99         139.61
              20          315.10                  60          315.10                  100         132.96
              21          315.10                  61          315.10                  101         126.31
              22          315.10                  62          315.10                  102         119.67
              23          315.10                  63          315.10                  103         113.02
              24          315.10                  64          315.10                  104         106.37
              25          315.10                  65          315.10                  105          99.72
              26          315.10                  66          315.10                  106          93.07
              27          315.10                  67          315.10                  107          86.43
              28          315.10                  68          315.10                  108          79.78
              29          315.10                  69          315.10                  109          73.13
              30          315.10                  70          315.10                  110          66.48
              31          315.10                  71          315.10                  111          59.83
              32          315.10                  72          315.10                  112          53.19
              33          315.10                  73          312.46                  113          46.54
              34          315.10                  74          305.81                  114          39.89
              35          315.10                  75          299.17                  115          33.24
              36          315.10                  76          292.52                  116          26.59
              37          315.10                  77          285.87                  117          19.94
              38          315.10                  78          279.22                  118          13.30
              39          315.10                  79          272.57                  119           6.65
              40          315.10                  80          265.93                  120+          0.00

P98-52-NY  GP                     Page 3.3

                                                      POLICY NUMBER:  VP99999990

                             POLICY SPECIFICATIONS

                   TABLE OF INSURANCE CHARGES - BASIC POLICY

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO BASIC POLICY COVERING LELAND STANFORD. THE RATES BELOW INCLUDE A 5-YEAR GUARANTEE OF OUR CURRENT RATES AS OF THE ISSUE DATE.

                 MONTHLY                   MONTHLY                     MONTHLY                  MONTHLY
    AGE           RATE          AGE          RATE          AGE           RATE         AGE         RATE
-----------------------------------------------------------------------------------------------------------
    35           0.00012477     60           0.00134998    85           0.01373773
    36           0.00012873     61           0.00147355    86           0.01502185
    37           0.00013293     62           0.00161341    87           0.01635661
    38           0.00013525     63           0.00177217    88           0.01773798
    39           0.00013763     64           0.00194909    89           0.01917199
    40           0.00025202     65           0.00214342    90           0.02067766
    41           0.00027458     66           0.00235100    91           0.02228714
    42           0.00029715     67           0.00257276    92           0.02406347
    43           0.00032307     68           0.00280882    93           0.02611993
    44           0.00034984     69           0.00306532    94           0.02881300
    45           0.00037996     70           0.00335367    95           0.03281758
    46           0.00041093     71           0.00368199    96           0.03964295
    47           0.00044442     72           0.00406029    97           0.05306605
    48           0.00047960     73           0.00449620    98           0.08333333
    49           0.00051898     74           0.00498352    99           0.08333333
    50           0.00056089     75           0.00551331
    51           0.00061038     76           0.00607653
    52           0.00066577     77           0.00666569
    53           0.00072875     78           0.00727588
    54           0.00080018     79           0.00792387
    55           0.00087672     80           0.00863521
    56           0.00096005     81           0.00943078
    57           0.00104684     82           0.01033895
    58           0.00113962     83           0.01137350
    59           0.00123925     84           0.01251385


P98-52-NY  GP                       Page 4.0

                                                      POLICY NUMBER:  VP99999990

                             POLICY SPECIFICATIONS

   TABLE OF INSURANCE CHARGES - ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO THE ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER COVERING LELAND STANFORD.


                MONTHLY                     MONTHLY
   AGE           RATE           AGE          RATE
-----------------------------------------------------
    35        0.00017600        61        0.00147355
    36        0.00018686        62        0.00161341
    37        0.00020022        63        0.00177217
    38        0.00021526        64        0.00194909
    39        0.00023280        65        0.00214342
    40        0.00025202        66        0.00235100
    41        0.00027458        67        0.00257276
    42        0.00029715        68        0.00280882
    43        0.00032307        69        0.00306532
    44        0.00034984        70        0.00335367
    45        0.00037996        71        0.00368199
    46        0.00041093        72        0.00406029
    47        0.00044442        73        0.00449620
    48        0.00047960        74        0.00498352
    49        0.00051898        75        0.00551331
    50        0.00056089        76        0.00607653
    51        0.00061038        77        0.00666569
    52        0.00066577        78        0.00727588
    53        0.00072875        79        0.00792387
    54        0.00080018
    55        0.00087672
    56        0.00096005
    57        0.00104684
    58        0.00113962
    59        0.00123925
    60        0.00134998



P98-52-NY  GP                     Page 4.1

                                                      POLICY NUMBER:  VP99999990

                             POLICY SPECIFICATIONS

   TABLE OF INSURANCE CHARGES - ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER

CURRENT MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO THE ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER COVERING LELAND STANFORD.


          MONTHLY                                     MONTHLY
AGE         RATE                           AGE          RATE
---------------------------------------------------------------
35       0.00004974                         61       0.00046426
36       0.00005370                         62       0.00050854
37       0.00006100                         63       0.00055575
38       0.00006629                         64       0.00060224
39       0.00007092                         65       0.00066841
40       0.00007422                         66       0.00073680
41       0.00008019                         67       0.00081326
42       0.00008615                         68       0.00089854
43       0.00009279                         69       0.00099994
44       0.00010009                         70       0.00109855
45       0.00011073                         71       0.00120530
46       0.00012030                         72       0.00131951
47       0.00013153                         73       0.00144640
48       0.00014522                         74       0.00157332
49       0.00016002                         75       0.00170638
50       0.00017662                         76       0.00185880
51       0.00019182                         77       0.00202697
52       0.00020846                         78       0.00221026
53       0.00022655                         79       0.00239465
54       0.00024682
55       0.00026708
56       0.00029244
57       0.00031997
58       0.00035112
59       0.00038738
60       0.00042364

P98-52-NY  GP                     Page 4.2

                                                      POLICY NUMBER:  VP99999990

                             POLICY SPECIFICATIONS

           TABLE OF GUARANTEED MAXIMUM M&E RISK FACE AMOUNT CHARGES
                  ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER

M&E RISK FACE AMOUNT CHARGE APPLICABLE TO THE ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER: MONTHLY CHARGE EQUAL TO THE AMOUNTS SHOWN BELOW. REFER TO THE RIDER FOR DETAILS.


        ATTAINED           M&E RISK         ATTAINED          M&E RISK          ATTAINED         M&E RISK
           AGE              CHARGE             AGE             CHARGE             AGE             CHARGE
    ----------------------------------------------------------------------------------------------------------
           35               $5.55              70              11.45
           36                5.55              71              11.45
           37                5.55              72              11.45
           38                5.55              73              11.45
           39                5.55              74              11.45
           40               11.45              75              11.45
           41               11.45              76              11.45
           42               11.45              77              11.45
           43               11.45              78              11.45
           44               11.45              79              11.45
           45               11.45              80              11.45
           46               11.45
           47               11.45
           48               11.45
           49               11.45
           50               11.45
           51               11.45
           52               11.45
           53               11.45
           54               11.45
           55               11.45
           56               11.45
           57               11.45
           58               11.45
           59               11.45
           60               11.45
           61               11.45
           62               11.45
           63               11.45
           64               11.45
           65               11.45
           66               11.45
           67               11.45
           68               11.45
           69               11.45

P98-52-NY  GP                     Page 4.3

                                                      POLICY NUMBER:  VP99999990

                             POLICY SPECIFICATIONS

              TABLE OF MONTHLY M&E RISK ASSET CHARGE PERCENTAGES

M&E RISK ASSET CHARGE IS A PERCENTAGE OF THE VARIABLE ACCUMULATED VALUE (AV), AS SHOWN BELOW, AND IS DEDUCTED MONTHLY. ALSO EXPLAINED IN THE M&E RISK CHARGE PROVISION.


       ATTAINED          % OF FIRST          PLUS % OF AV        ATTAINED         % OF FIRST         PLUS % OF AV
          AGE           $25,000 OF AV        OVER $25,000           AGE         $25,000 OF AV        OVER $25,000
    ------------------------------------------------------------------------------------------------------------------
          35               0.0625               0.0292              70              0.0375              0.0042
          36               0.0625               0.0292              71              0.0375              0.0042
          37               0.0625               0.0292              72              0.0375              0.0042
          38               0.0625               0.0292              73              0.0375              0.0042
          39               0.0625               0.0292              74              0.0375              0.0042
          40               0.0625               0.0292              75              0.0375              0.0042
          41               0.0625               0.0292              76              0.0375              0.0042
          42               0.0625               0.0292              77              0.0375              0.0042
          43               0.0625               0.0292              78              0.0375              0.0042
          44               0.0625               0.0292              79              0.0375              0.0042
          45               0.0375               0.0042              80              0.0375              0.0042
          46               0.0375               0.0042              81              0.0375              0.0042
          47               0.0375               0.0042              82              0.0375              0.0042
          48               0.0375               0.0042              83              0.0375              0.0042
          49               0.0375               0.0042              84              0.0375              0.0042
          50               0.0375               0.0042              85              0.0375              0.0042
          51               0.0375               0.0042              86              0.0375              0.0042
          52               0.0375               0.0042              87              0.0375              0.0042
          53               0.0375               0.0042              88              0.0375              0.0042
          54               0.0375               0.0042              89              0.0375              0.0042
          55               0.0375               0.0042              90              0.0375              0.0042
          56               0.0375               0.0042              91              0.0375              0.0042
          57               0.0375               0.0042              92              0.0375              0.0042
          58               0.0375               0.0042              93              0.0375              0.0042
          59               0.0375               0.0042              94              0.0375              0.0042
          60               0.0375               0.0042              95              0.0375              0.0042
          61               0.0375               0.0042              96              0.0375              0.0042
          62               0.0375               0.0042              97              0.0375              0.0042
          63               0.0375               0.0042              98              0.0375              0.0042
          64               0.0375               0.0042              99              0.0375              0.0042
          65               0.0375               0.0042
          66               0.0375               0.0042
          67               0.0375               0.0042
          68               0.0375               0.0042
          69               0.0375               0.0042

                                   DEFINITIONS

In this section, we define certain terms used throughout this policy. Other terms may be defined in other parts of the policy. Defined terms are usually capitalized to provide emphasis.

Age - means the Insured's Age to the nearest birthday as of the Policy Date, increased by the number of complete policy years elapsed.

Code - is the U.S. Internal Revenue Code, and the rules and regulations issued thereunder.

Evidence of Insurability - is information, including medical information, satisfactory to us that is used to determine insurability and the Insured's risk class.

Face Amount - is used in determining the death benefit under this policy, including any increases or decreases. The Face Amount is shown in the Policy Specifications.

Fixed Options - consist of the Fixed Account and the Fixed LT Account.

Free Look Transfer Date - is 10 days after the policy is issued, or if later, the date all requirements necessary to place the policy in force are delivered to the Home Office.

Home Office - means our service office located at 700 Newport Center Drive, Newport Beach, CA 92660.

Insured - is the person insured under this policy. The Insured is shown in the Policy Specifications as the Covered Person.

Investment Options - consist of the Variable Accounts and the Fixed Options.

Maturity Date - is the policy anniversary when the Insured becomes Age 100. At the Maturity Date, we will pay you the Accumulated Value less any Policy Debt and the policy will terminate.

Monthly Payment Date - is the day each month on which certain policy charges are deducted from the Accumulated Value. The first Monthly Payment Date is the Policy Date. Later Monthly Payment Dates occur each month after the Policy Date on the same day of the month as the Policy Date.

NAR - stands for the Net Amount at Risk. The NAR is equal to the death benefit as of the most recent Monthly Payment Date divided by 1.002466, then reduced by the Accumulated Value at the beginning of the policy month before the Monthly Deduction is due. Also, the Accumulated Value section describes how the NAR is used to calculate the Cost of Insurance charge.

Net Premium - is the premium we receive reduced by any Premium Load.

PL&A, we, our, ours, us and the Company - refers to Pacific Life & Annuity Company.

Policy Date - is shown on page 3. Policy months, quarters, years and anniversaries are measured from this date.

Policy Debt - is the sum of outstanding policy loans plus accrued Loan Interest.

Separate Account -is the Pacific Select Exec Separate Account, which is a separate account of ours that consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.

Valuation Date - is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Home Office is open.

Valuation Period - is the period of time between successive Valuation Dates.

P98-52-NY                          Page 5                                    (P)
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Variable Account - is a subaccount of a separate account of ours in which assets are segregated from assets in our general account and from assets in other subaccounts. Premiums and Accumulated Value (AV) under this policy may be allocated to a Variable Account for variable accumulation.

Written Request - is a request in writing, signed by you, and received by us at our Home Office.

You, your or Owner - refers to the Owner of this policy.


                              OWNER AND BENEFICIARY

Owner - The Owner of this policy is as shown in the Policy Specifications or in a later Written Request. If you change the owner, the change is effective on the date the Written Request is signed, subject to our receipt of it. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship.

Assignment - You may assign this policy by Written Request. An assignment will take place only when recorded at our Home Office. When received, the assignment will take effect as of the date the Written Request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We will not be responsible for the validity of any assignment.

Beneficiary - The beneficiary is named by you in the application to receive the death benefit proceeds. The beneficiary may be one or more persons. If the beneficiary is more than one person, they will share the death benefit proceeds equally or as otherwise specified by you in a Written Request. The interest of any beneficiary will be subject to any assignment. If you have named a contingent beneficiary, that person becomes the beneficiary if the beneficiary dies before the Insured. A beneficiary may not, at or after the Insured's death, assign, transfer or encumber any benefit payable. To the extent allowed by law, policy benefits will not be subject to the claims of any creditor of any beneficiary.

You may make a change of beneficiary by Written Request on a form provided by us while the Insured is living. The change will take place as of the date the request is signed, subject to our receipt of the request. Any rights created by the change will be subject to any payments made or actions taken by us before the Written Request is received. You may designate a permanent beneficiary whose rights under the policy cannot be changed without his or her written consent.

The interest of a beneficiary who does not survive to receive payment will pass to the surviving beneficiaries in proportion to their share in the proceeds, unless otherwise provided. If no beneficiaries survive to receive payment, the death proceeds will pass to the Owner, or the Owner's estate if the Owner does not survive to receive payment.


                                    PREMIUMS

Premiums - This policy will not be in force until the initial premium is paid. The initial premium is payable either at our Home Office or to our agent. Additional premiums, if any, are payable in advance at our Home Office. At your request, a premium receipt signed by one of our officers will be given to you. No premium may be less than $50. Premiums may be paid at any time before the Insured attains Age 100, subject to the premium limitations below. The Planned Premium is the amount identified in the application, or later changed by Written Request, which you plan to pay. Payment of the Planned Premium does not guarantee that the policy will mature. The amount of Planned Premium at policy issue is shown on Page 3.0.

Premium Allocation Before the Free Look Transfer Date - Any Net Premium received before the Free Look Transfer Date will be allocated to the Money Market Variable Account on the issue date or, if later, the date the premium is received and accepted by us. On the Free Look Transfer Date, the Accumulated Value in the Money Market Variable Account will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Premium Allocation On or After the Free Look Transfer Date - Any Net Premium received by us on or after the Free Look Transfer Date will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

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Upon Written Request, you may change the premium allocation. Subsequently, Net
Premiums will be allocated to the Investment Options according to your most recent instructions.

Premium Limitation - We reserve the right to require evidence of insurability, satisfactory to us, for any premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulated Value.

Guideline Premium Limitation - (This subsection applies only if you have elected the Guideline Premium Test.) For this policy to be treated as life insurance under the Code, the sum of premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:
 . The Guideline Single Premium; or
 . The sum of the Guideline Level Premiums to date.

The amounts of the Guideline Premiums are shown on the Policy Specification pages. The Guideline Premiums may change whenever there is a change to the policy or riders. In such case, the new Guideline Premium will be shown in the supplemental schedule of benefits and premiums we will send to you at the time of the change. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details. Also, see the Tax Qualification as Life Insurance and MEC Status subsections of the General Provisions section to see how premium payments can affect the federal tax treatment of your policy.


                                  DEATH BENEFIT

Death Benefit - This policy provides a death benefit on the death of the Insured before the Maturity Date. The death benefit, Death Benefit Option and the two Death Benefit Qualification Tests are described in this section. On the date of death, the death benefit is calculated as the larger of:
 . The Minimum Death Benefit calculated under the Death Benefit Qualification
  Test elected; or
 . The death benefit as calculated under the Death Benefit Option in effect.

Death Benefit Qualification Test - Unless you have elected otherwise, the Death Benefit Qualification Test for this policy is the Guideline Premium Test. The Death Benefit Qualification Test for this policy appears in the Policy Specifications section. The Death Benefit Qualification Test may not be changed for the life of the contract. The two Death Benefit Qualification Tests are explained in this subsection.

1. Cash Value Accumulation Test - The Minimum Death Benefit will be the greater of the amount required for this policy to be deemed life insurance for federal tax purposes or 101% of the Accumulated Value (AV). Such required amount will be equal to the AV divided by the Net Single Premium
     (NSP), as defined in Code Section 7702(b). The NSP for each attained age, based on the policy as issued, is shown in the Table of NSP's in the Policy Specifications pages. If there are changes to the policy, the NSP's may also change. If changed, we will send you a supplemental schedule of NSP's.

2. Guideline Premium Test - The Minimum Death Benefit at any time is the Accumulated Value multiplied by the death benefit percentage shown in the following table:

      Death Benefit     Death Benefit     Death Benefit         Death Benefit
 Age   Percentage   Age  Percentage   Age   Percentage    Age    Percentage

0-40      250%      50      185%      60       130%        70       115%
 41       243       51       178      61       128         71        113
 42       236       52       171      62       126         72        111
 43       229       53       164      63       124         73        109
 44       222       54       157      64       122         74        107
 45       215       55       150      65       120       75-90       105
 46       209       56       146      66       119         91        104
 47       203       57       142      67       118         92        103
 48       197       58       138      68       117         93        102
 49       191       59       134      69       116      Over 93      101

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Death Benefit Options - There are three Death Benefit Options, as described in this subsection. You have elected the Death Benefit Option in the application. The Death Benefit Option for this policy appears in the Policy Specifications.
 . Option A - The death benefit equals the Face Amount.
 . Option B - The death benefit equals the Face Amount plus the Accumulated Value at death.
 . Option C - The death benefit is the Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution of the Accumulated Value to the date of death. If the sum of the withdrawals is greater than the sum of the premiums paid, then the death benefit will be less than the Face Amount.

The Death Benefit Option may be changed to Option A or B upon Written Request a maximum of once per year. Changes to Option C are not permitted. After any such change, the Face Amount will be that which results in the death benefit after the change being equal to the death benefit before the change. For this purpose, death benefit is the amount calculated under the Death Benefit Options, disregarding the Minimum Death Benefit. The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request at our Home Office. If an option change causes a decrease in Face Amount, and there have been prior increases in Face Amount, the original Face Amount and any increases will be decreased in reverse order.

Death Benefit Proceeds - The death benefit proceeds are the actual amount payable if the Insured dies while this policy is in force. The death benefit proceeds are equal to the death benefit, as of the date of the Insured's death, less any Policy Debt and less any due and unpaid monthly deductions occurring during a grace period.

We will pay the death benefit proceeds to the beneficiary after we receive, at our Home Office, due proof of the Insured's death (a certified copy of the death certificate or, if unavailable, other legal documentation which we accept) and information sufficient to identify the beneficiary. The death benefit proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, Withdrawals and Policy Loans. We will pay interest on death benefit proceeds as described in the Timing of Payments and Transfers section.

Face Amount Change - Subject to our approval, the Owner may change the Face Amount if such request is made:
 . during the lifetime of the Insured;
 . no more often than once in any policy year; and . on your Written Request while this policy is in force.

Face Amount Increase - An increase in Face Amount is subject to evidence of insurability and will be effective date on the first Monthly Payment Date on or following the date all applicable conditions are met. A supplemental schedule of benefits and premiums will be issued. This schedule will include:
 . the risk class;
 . the effective date;
 . the M&E Risk Charges;
 . the Surrender Charges;
 . the guaranteed Cost of Insurance Rates;
 . the amount of the increase and the total Face Amount after the increase; and . if the Guideline Premium Test is used, the new Guideline Premiums.

For any increase in Face Amount which arises from conversion of a term rider, we will waive the Surrender Charges and M&E Risk Face Amount Charges that would otherwise apply for the increase.

Limits on Face Amount Increase - An increase in Face Amount will be allowed only if it results in a death benefit increase no less than our minimum limit in effect on the date of the request. Also, an increase will not be allowed if there has been a prior decrease in Face Amount, including any decrease which occurred as a result of a Withdrawal.

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

Face Amount Decrease - We recommend you consult your tax advisor before requesting a decrease in policy Face Amount. You may not decrease the Face Amount before the fifth anniversary of the effective date of the associated coverage. The effective date of the decreased Face Amount will be the first Monthly Payment Date on or following the date we receive the Written Request. If there have been prior increases in Face Amount, the original Face Amount and any increase(s) in Face Amount will be decreased in reverse order.

A supplemental schedule of benefits and premiums will be issued. This schedule will include the following information: o the effective date of the decreased Face Amount;
 . the amount of the decrease and the decreased Face Amount; and . if the Death Benefit Qualification is the Guideline Premium Test, the new
  Guideline Premiums.

Paid-Up Insurance - On each policy anniversary you have the option to use the Net Cash Surrender Value to purchase guaranteed fixed paid-up insurance on the life of the Insured. At the time of conversion, the Net Cash Surrender Value will be transferred to our general account. The amount of paid-up insurance is determined by applying the entire Net Cash Surrender Value as the net single premium based upon the Insured's Age and Risk Classification, 1980 CSO mortality and 3% interest. If the amount of paid-up insurance so determined would exceed the death benefit of the policy immediately prior to purchase of the paid-up insurance, we will apply only a portion of the Net Cash Surrender Value to purchase paid-up insurance, and the remainder will be paid to you. In this case, we will determine the amount of paid-up insurance so that the paid-up insurance plus the Net Cash Surrender Value paid to you will equal the policy's death benefit immediately prior to the purchase of the paid-up insurance. This policy and any riders attached to it will terminate at the time of conversion. Such paid-up insurance may be surrendered at any time, with the cash surrender value being determined on the same basis.

Change in Benefits - Under the Guideline Premium Test, any change in policy or rider benefits will require an adjustment to the guideline premium limitation. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details.


                                ACCUMULATED VALUE

Accumulated Value (AV) - is the sum of the Fixed Accumulated Value plus the Variable Accumulated Value plus the Loan Account and any interest credited to it.

Fixed Accumulated Value - The Fixed Accumulated Value is the sum of the Accumulated Value in each Fixed Option as of the last Valuation Period.

This subsection describes how we calculate the Accumulated Value in each Fixed Option. We credit interest on a daily basis using a 365-day year and at a rate not less than an annual effective rate of 3.00% in the first 10 policy years and 3.30% thereafter. At our discretion, we may credit a higher rate of interest. Once credited, interest is nonforfeitable, except indirectly due to any applicable Surrender Charge. The Accumulated Value for each Fixed Option on any date is the following, including interest on each:

 . the Accumulated Value for the Fixed Option on the prior Monthly Payment Date; . plus the amount of any Net Premium received and allocated to the Fixed Option since the last Monthly Payment Date;
 . plus the amount of any transfer to the Fixed Option, including transfers from the Loan Account, since the last Monthly Payment Date;
 . minus the monthly deduction and other deductions due, if any, and assessed against the Fixed Option; and

P98-52-NY                          Page 9                                    (P)

 . minus the amount of any withdrawals, or transfers from the Fixed Option, including transfers to the Loan Account, since the last Monthly Payment Date.

Variable Accumulated Value - The Variable Accumulated Value is the sum of your policy's Accumulated Value in each Variable Account.

This subsection describes how we calculate your policy's Accumulated Value in each Variable Account. Assets in each Variable Account are divided into Accumulation Units, which are a measure of value used for bookkeeping purposes. We credit your policy with Accumulation Units in each Variable Account as a result of:
 . the amount of any Net Premium received and allocated to the Variable Account;
  and
 . transfers of Accumulated Value to the Variable Account, including transfers from the Loan Account.

We debit Accumulation Units in each Variable Account as a result of:
 . transfers from the Variable Account, including transfers to the Loan Account; . Surrenders and withdrawals from the Variable Account; and . the monthly deduction and other deductions due, if any, and assessed against the Variable Account.

To determine the number of Accumulation Units debited or credited for a transaction, we divide the dollar amount of the transaction by the Unit Value of the affected Variable Account.

To determine your policy's Accumulated Value in each Variable Account, we multiply the number of Accumulation Units in the Variable Account by the Unit Value of the Variable Account. The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.

At the inception of each Variable Account the Unit Value was $10. The Unit Value of each Variable Account is adjusted on each Valuation Date. To calculate the Unit Value of a Variable Account on any Valuation Date, we multiply the Unit Value from the previous Valuation Date by the Net Investment Factor. The Net Investment Factor for a Variable Account on any Valuation Date is (a) minus (b), divided by (c), where:

(a) is the Net Asset Value of the Variable Account as of the close of the business day, excluding the impact of any policy transactions since the prior Valuation Date;
(b) is the value of charges assessed by us since the prior Valuation Date for taxes attributable to the operation of the Variable Account; and
(c) is the Net Asset Value of the Variable Account as of the close of the previous Valuation Date.

The Net Asset Value of a Variable Account on any Valuation Date is the Net Asset Value per share for the Variable Account on the Valuation Date multiplied by the number of shares in the Variable Account on the Valuation Date. For each Variable Account, the Net Asset Value per share and the number of shares outstanding are reported to us each Valuation Date by the investment company in whose shares the Variable Account is invested.

Loan Account - The Loan Account is the amount set aside to secure Policy Debt. The amount in the Loan Account on any date is the following, including interest on each:
 . the amount in the Loan Account on the prior anniversary;
 . plus any loan taken since the prior anniversary; and . minus any loan amount repaid since the prior anniversary.

We will credit interest to the Loan Account on a daily basis using a 365-day year and at a rate equivalent to an annual effective rate of 3.00% in the first 10 policy years, and 3.30% thereafter. On each policy anniversary, any interest earned and held in the Loan Account will be transferred to the Investment Options in accordance with your most recent premium allocation instructions.

P98-52-NY                          Page 10                                   (P)

Monthly Deduction - A Monthly Deduction for a policy month is due on each Monthly Payment Date and is equal to the sum of the following items:

 . the monthly Cost of Insurance Charge;
 . the M&E Risk Charge;
 . the Administrative Charge, if any; and . rider charges, if any.

Unless you have made a Written Request to the contrary, the Monthly Deduction will be charged proportionately to the Accumulated Value in each Variable Account and each Fixed Option on the Monthly Payment Date.

Cost of Insurance Charge - Beginning on the Policy Date and monthly thereafter, there will be a charge equal to the Cost of Insurance applicable to the following:

 . the initial Face Amount; plus
 . each increase in the Face Amount.

The monthly Cost of Insurance Charge for the death benefit payable under this policy, is (1) multiplied by (2), where:

     (1) is the applicable monthly Cost of Insurance Rate; and
     (2) is the Net Amount at Risk.

If there have been increases of Face Amount, then the NAR will be proportionately allocated to each increase according to the Face Amount of each increase in force as of the Monthly Payment Date.

Cost of Insurance Rates - The Cost of Insurance Rates are based on a number of factors, including the Insured's Age, Risk Classification and the policy duration. Part of the cost is intended to recover acquisition expenses at issue. Such expense recoveries are greater in the early policy years. The current monthly Cost of Insurance Rates will be determined by us. These rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown in the Policy Specifications. Guaranteed Maximum Cost of Insurance rates after the initial 5-year guarantee are based on the 1980 Commissioners' Standard Ordinary Mortality Table.

Change in Policy Cost Factors - Any change in policy cost factors, including credited interest on the Fixed Options, cost of insurance rates, risk and expense charges and loads, will be by class and based on changes in our expectations of future investment earnings, mortality, persistency and expenses. Any such change will be determined in accordance with procedures and standards on file with the Insurance Department of the state of New York. Cost of insurance rates and other expense factors will be reviewed no more frequently than annually and no less frequently than once every five years to determine whether an adjustment is necessary. Interest to be credited to the Fixed Options will be reviewed at least annually to determine whether an adjustment is necessary. The interest rate in effect at the beginning of the policy year will be effective for the duration of that year.

M&E Risk Charge - The Mortality and Expense Risk Charge (M&E Risk Charge) is to compensate us for the risk we assume that mortality, expenses and other costs of providing your policy will be greater than estimated. Beginning on the Policy Date and monthly thereafter, the M&E Risk Charge will be the sum of the M&E Risk Asset Charge and the M&E Risk Face Amount Charge.

The M&E Risk Asset Charge is a percentage of the Variable Accumulated Value. In the first 10 policy years, the charge is 0.0625% (0.75% annually) of the first $25,000 of Variable Accumulated Value plus a charge of 0.0292% (0.35% annually) of the Variable Accumulated Value above $25,000. After the 10th policy year, the charge is 0.0375% (0.45% annually) of the first $25,000 of Variable Accumulated Value plus a charge of 0.0042 (0.05% annually) of the Variable Accumulated Value above $25,000. The percentages are also shown in the Policy Specifications.

P98-52-NY                          Page 11                                   (P)

The M&E Risk Face Amount Charge is the amount shown in the Policy Specifications, and is based on the Face Amount at policy issue. If there have been increases in the Face Amount, each increase will have a corresponding M&E Risk Face Amount Charge related to the amount of the increase. These charges will be specified in the supplemental schedule of benefits at the time of the increase.

Administrative Charge - Beginning on the Policy Date and monthly thereafter, there will be an Administrative Charge against the Accumulated Value. The amount of this charge will equal the amount shown in the Policy Specifications.

Premium Load - A Premium Load will be charged each time that a premium is paid to cover certain local, state and federal tax and certain sales and distribution costs. The Premium Load will equal the premium paid multiplied by the Premium Load rate shown in the Policy Specifications. The Premium Load associated with each premium will be immediately deducted from the premium paid. We reserve the right to increase the Premium Load with respect to the charge for local, state and federal tax. We will only increase the Premium Load if the effective tax paid by us increases and only if any such increase is first approved by the Insurance Department of the state of New York. We will notify you of any such change.

Other Taxes - In addition to the charges imposed under Premium Load and elsewhere, we reserve the right to make a charge for Federal, state or local taxes that may be attributable to the Variable Accounts or to our operations with respect to this policy if we incur any such taxes, but only if any such charge is first approved by the Insurance Department of the state of New York.

Grace Period and Lapse - If the Accumulated Value less Policy Debt on a Monthly Payment Date is not sufficient to cover the current monthly deduction, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force.

The grace period begins on the Monthly Payment Date on which the insufficiency occurred and ends 61 days thereafter. At the start of the grace period, we will send notice to you at your last known address and to any assignee of record. The notice will state the due date and the amount of premium required for your policy to remain in force. A minimum of three times the monthly deduction due when the insufficiency occurred, plus Premium Load, must be paid. Premiums we receive during the grace period will be applied to your policy according to your most recent premium allocation instructions. There is no penalty for paying a premium during the grace period. Your policy will remain in force during the grace period. If sufficient premium is not paid by the end of the grace period, a lapse will occur. Thirty-one days prior to lapse, we will send you and any assignee of record a notice containing the lapse date and the required premium to keep your policy in force. If the Insured dies during the grace period, the death benefit proceeds will be reduced by any overdue charges. Upon lapse, the policy will terminate with no value.

Reinstatement - If it has not been surrendered, this policy may be reinstated not more than five years after the end of the grace period. To reinstate this policy you must provide us with the following:

 . a written application;
 . evidence of insurability satisfactory to us;
 . payment of sufficient premium to cover all monthly deductions that were due and unpaid during the grace period; plus
 . payment of sufficient premium to keep the policy in force for three months after the date of reinstatement.

The effective date of the reinstated policy will be the first Monthly Payment Date on or following the date we approve your reinstatement application. When this policy is reinstated, the Accumulated Value will be equal to the Accumulated Value on the date of lapse subject to the following. If the policy is reinstated after the first Monthly Payment Date following lapse, the Accumulated Value will be reduced by the amount of any Policy Debt on the date of lapse and the Policy Debt will be extinguished. If the policy is

P98-52-NY                          Page 12                                   (P)
reinstated on the first Monthly Payment Date following lapse, any Policy Debt on the date of lapse will also be reinstated. At reinstatement, the surrender charge will be that in effect at the beginning of the grace period, and will then decrease each policy month thereafter according to the successive month-by-month surrender charges shown in the Policy Specifications pages.


                                    TRANSFERS

Transfers - After your initial Net Premium has been allocated according to your instructions and while your policy is in force, you may, upon Written Request, transfer your Accumulated Value, or a part of it, among the Investment Options as provided in this section. No transfer may be made if the policy is in a grace period and the required premium has not been paid.

Transfers from the Fixed Account: One transfer from the Fixed Account may be made in any twelve-month period. Each transfer from the Fixed Account will be limited to the greater of $5,000 or 25% of the Accumulated Value in the Fixed Account.

Transfers from the Fixed LT Account: One transfer from the Fixed LT Account may be made in any twelve month period. Each transfer from the Fixed LT Account will be limited to the greater of $5,000 or 10% of the Accumulated Value in the Fixed LT Account.

Transfers into the Fixed Account: If you have transferred out of either Fixed Option within the last 90 days, you cannot transfer into the Fixed Account, except that during the first 18 policy months transfers into the Fixed Account are unlimited (see below),

Transfers into the Fixed LT Account: Transfers into the Fixed LT Account can be made only during the policy month prior to a policy anniversary.

Allocations into the Fixed LT Account: We reserve the right to limit the amount allocated to the Fixed LT Account to $1,000,000 during the most recent 12 months for all policies owned by you. Allocations include Net Premium payments, transfers and loan repayments. Any excess over $1,000,000 will be transferred to your other Investment Options relative to your most recent instructions. We may increase the $1,000,000 limit at any time at our sole discretion. You may contact us to find out if a higher limit is in effect.

Transfer into the Fixed Account Unlimited Under Special Circumstances: You may transfer from any Variable Account to the Fixed Account with no limitation under the following circumstances:
 . For a period of time, as described below, after a material change in the investment policy of that Variable Account; and . During the first 18 policy months.

We will notify you if there is a material change in the investment policy of a Variable Account. The notice will inform you of your options, including your option to transfer from such Variable Account to the Fixed Account within 60 days after (i) the effective date of the material change or (ii) the date you receive the notice, whichever is later.

No charges are currently imposed for transfers.  We reserve the right:
 . to limit the size of transfers so that each transfer is at least $500;
 . to limit the frequency of transfers (however, at least one transfer per quarter will be allowed);
 . to disallow a transfer from any account if the balance would be a non-zero amount less than $500;
 . to assess a $25 charge for each transfer exceeding 12 per policy year.

P98-52-NY                          Page 13                                   (P)

     Automatic Transfer Programs - Dollar Cost Averaging, the First Year Transfer Program and Automatic Portfolio Rebalancing, as described below, are optional programs available under this policy. No more than one of these may be in effect at any one time. Transfers pursuant to these programs will occur on Monthly Payment Dates or the next succeeding business day if the Monthly Payment Date falls on a non-business day. Automatic transfers will not take place before the end of the Free Look Period or during the Grace Period. We must receive your Written Request in order for these programs to begin. Except as noted below, these programs may be elected at any time. These programs neither guarantee investment gains nor protection from investment losses. Transfers under these programs do not count toward the limitations on the number of transfers, nor of free transfers, allowed per policy year. We reserve the right to modify the terms and conditions of these programs, upon 30 days advance notice to you.

Dollar Cost Averaging - Under this program, automatic transfers from any one Variable Account of a percentage or a fixed dollar amount will be made to any combination of other Variable Accounts on a monthly, quarterly, semi-annual, or annual basis. You may elect Dollar Cost Averaging at any time by sending us a Written Request. Your policy's Accumulated Value in the Variable Account from which the transfer is made must be at least $5,000 at the time the first transfer is to be made. Automatic transfers will continue until you give us a Written Request to stop, or until your policy's Accumulated Value in the Variable Account from which the transfers are made has been depleted.

First Year Transfer Program - This program is identical to Dollar Cost Averaging, with the differences described in this subsection. Transfers are made from the Fixed Account and occur in the 12 policy months following the policy month when the Free Look Period ends. Transfers may be made to the Fixed LT Account as well as to the Variable Accounts. Transfers are for the dollar amount in your Written Request. For this program, we waive the limitation that no more than the greater of $5,000 or 25% of the Fixed Account can be transferred out of the Fixed Account in a policy year.

Automatic Portfolio Rebalancing - Under this program, we automatically transfer on a quarterly, semi-annual, or annual basis, your policy's Accumulated Value among the Variable Accounts to re-establish the portfolio allocation that you specify in your Written Request. With your Written Request, you may change the portfolio balance that will be used for the rebalancing. Automatic Portfolio Rebalancing will continue until you make a Written Request to cancel the program. If you cancel the program, you must wait 30 days to begin it again.


                       SURRENDER AND WITHDRAWAL OF VALUES

Surrender - Upon Written Request while the Insured is living you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the request is received.

Net Cash Surrender Value - The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.

Cash Surrender Value - The Cash Surrender Value is the Accumulated Value less any Surrender Charge.

Surrender Charges - A Surrender Charge will be deducted from the AV upon surrender of the policy. The Surrender Charge is needed to help pay for costs such as underwriting, policy issue and sales and distribution costs. The Surrender Charge varies each policy month and is shown in the Table of Surrender Charges in the Policy Specifications.

If there have been increases in the Face Amount, each increase will have a corresponding Surrender Charge related to the amount of the increase. At the time of the increase, we will send you a supplemental schedule of benefits containing the Table of Surrender Charges for the increase. If there have been decreases in the Face Amount, including decreases in Face Amount due to withdrawals, the Surrender Charge will be unchanged as a result of such decrease in Face Amount.

P98-52-NY                        Page 14                                    (P)

Withdrawals - Upon Written Request on or after the first policy anniversary while the Insured is living, you may withdraw a portion of the Net Cash Surrender Value of this policy. We will deduct a withdrawal fee of $25 from the Accumulated Value for each withdrawal. The withdrawal fee will be deducted from the Investment Options in the same proportion as the withdrawal.

Withdrawals will be subject to the following conditions: The amount of each withdrawal must be at least $500 and the Net Cash Surrender Value remaining after each withdrawal must be at least $500. Also, if there is any Policy Debt at the time of each withdrawal, the amount of the withdrawal is limited to the excess, if any, of the Cash Surrender Value immediately prior to the withdrawal over the result of the Policy Debt divided by 90%.

The amount of each withdrawal will be allocated proportionately to the Accumulated Value in the Investment Options unless you request otherwise. If the Insured dies after the request for a withdrawal is sent to us and prior to the withdrawal being effected, the amount of the withdrawal will be deducted from the death benefit proceeds, which will be determined without taking the withdrawal into account.

A withdrawal will affect the death benefit, depending on the Death Benefit Option you have chosen. If your policy's death benefit is greater than the Minimum Death Benefit, then the withdrawal will reduce the death benefit by the amount of the withdrawal. However, if your policy's death benefit is equal to the Minimum Death Benefit, the withdrawal may cause the death benefit to decrease by an amount greater than the amount of the withdrawal. For Death Benefit Option C, if the sum of the withdrawals and other distributions from the policy is greater than the premiums, the death benefit will be less than the Face Amount.

Withdrawals may also affect the Face Amount. A withdrawal will reduce the Face Amount, but only for policies having Death Benefit Option A. In such case, a withdrawal in excess of the difference between the Minimum Death Benefit and the Face Amount will reduce the Face Amount by the amount of the excess. If a withdrawal requires a decrease in Face Amount and if there have been prior increases in Face Amount, then the decrease will be applied proportionately to the various coverage amounts. A withdrawal will never increase the NAR.


                        TIMING OF PAYMENTS AND TRANSFERS

Variable Accounts - With respect to allocations made to the Variable Accounts, we will pay death benefit proceeds, withdrawals and Net Cash Surrender Value on surrender and withdrawals and will effect a transfer between Variable Accounts or from a Variable Account to a Fixed Option within seven days after we receive all the information needed to process the payment. However, we may postpone the calculation, payment or transfer of any amounts that are based on the investment performance of the Variable Accounts, if:

 .  the New York Stock Exchange is closed on other than normal weekend and holiday closings; or
 . an emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Account assets or to dispose of Account securities.

Fixed Options - With respect to payments or transfers to be made from the Fixed Options (or from the policy, if this policy is continued under a fixed non-forfeiture benefit), we may defer such payment or transfer for up to six months after we receive your Written Request. If deferred more than 10 days after we receive such request, we will pay interest at the rate which is the current rate payable on the interest settlement option for income benefits.

Policy Loans - We reserve the right to defer any policy loan payment, except for loans used to pay premiums to us, for up to six months after we receive your loan application.


P98-52-NY                        Page 15                                   (P)

Interest on Death and Maturity Proceeds - We will pay interest on death proceeds from the date of death and on maturity proceeds from the maturity date, in both cases to the date of payment, at the rate which is the current rate payable on the Interest Settlement Option described under Income Benefits.


                                INCOME BENEFITS

Income Benefits - Surrender or withdrawal benefits may be used to buy a lifetime monthly income as long as the monthly income is at least $100. Death benefits may be used to buy a monthly income for the lifetime of the beneficiary. The monthly income will automatically be guaranteed to continue for at least ten years, unless another form of payment is requested. Under the automatic form of payment, if the income recipient dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated by the income recipient in writing.

The purchase rates for the monthly income will be set periodically by the Company. However, under the automatic form, the monthly income bought by each $1,000 of benefit amount will always be at least as large as that shown below.


                Monthly Income                        Monthly Income                        Monthly Income
   Age        Male         Female        Age        Male        Female        Age         Male        Female
  0-30        $3.20        $3.09         46         $3.81        $3.61         62         $5.10        $4.73
   32         3.25          3.14         48         3.92         3.71          64         5.35         4.95
   34         3.31          3.19         50         4.05         3.81          66         5.62         5.20
   36         3.38          3.24         52         4.18         3.93          68         5.92         5.47
   38         3.45          3.30         54         4.33         4.06          70         6.23         5.78
   40         3.53          3.37         56         4.49         4.20          72         6.56         6.11
   42         3.62          3.44         58         4.68         4.36          74         6.90         6.48
   44         3.71          3.52         60         4.88         4.54         75+         7.08         6.67


Monthly income amount for ages not shown are halfway between the two amounts for the nearest two ages that are shown. Amounts shown are based on the Annuity 2000 table with interest at 3.00%. This benefit is not available if the income would be less than $100 a month. We may require evidence of survival for incomes that last more than ten years.

Other Income Options - Surrender, withdrawal or death benefits may be used under any other payment plans that we make available at that time. We will make an Interest Settlement Option available under which we will credit interest monthly. Amounts left on deposit under this plan, and credited interest, will be accumulated until you request a withdrawal.


                                 POLICY LOANS

Policy Loans - You may obtain loans by Written Request after the Free Look Period, on the sole security of the Loan Account of this policy. We recommend you consult your tax advisor before requesting a policy loan.

Loan Amount Available - The amount available for a loan is equal to 90% of Accumulated Value, less any Policy Debt and also less any Surrender Charges that would be imposed if the policy were surrendered on the date the loan is taken or, if greater, the result of (a x b/c)-d, where: a is the Accumulated Value less 12 times the most recent monthly deduction less any Surrender Charge on the date of the loan; b = 1 + rate of loan interest credited at the time of the loan; c = 1.0355; and d = any existing Policy Debt. The amount of a loan must be at least $200.

Loan Interest - Interest will accrue daily and is payable in arrears at the annual rate of 3.55%. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest.


P98-52-NY                        Page 16                                   (P)

Loan Account - When a loan is taken, an amount equal to the loan is transferred out of the Accumulated Value in the Investment Options into the Loan Account to secure the loan. Unless you request otherwise, loan amounts will be deducted from the Variable Accounts and the Fixed Options on a pro rata basis, up to the amount available. We will credit interest to the Loan Account as described in the Accumulated Value section.

On each policy anniversary, if the amount in the Loan Account exceeds Policy Debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent instructions. If Policy Debt exceeds the amount in the Loan Account, an amount equal to such excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.

Loan Repayment - Loans may be repaid at any time prior to lapse of this policy. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Investment Options according to your most recent instructions. We reserve the right to first transfer repayments from the Loan Account to each Fixed Option up to the amount that was originally borrowed. Any excess over such amount will be transferred to the Variable Accounts relative to your most recent instructions. Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us in writing it is a premium payment.


                           SEPARATE ACCOUNT PROVISIONS

Separate Account - This policy uses the Pacific Select Exec Separate Account owned by Pacific Life & Annuity Company, herein called the "Separate Account". The assets of the Separate Account shall be valued at least as often as any policy benefits vary, but at least monthly. We established the Separate Account and maintain it under the laws and regulations of Arizona and New York. The Separate Account is divided into subaccounts, called Variable Accounts. Income and realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this policy and other variable life policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.

The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of ours. We do not hold ourselves out to be trustees of the Separate Account assets.

Variable Accounts - Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations are shown in the Policy Specifications. From time to time, we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We reserve the right, subject to compliance with the law then in effect, to:

 .  change or add designated investment companies;
 .  add, remove or combine Variable Accounts;
 .  add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;
 .  register or deregister any Variable Account under the Investment Company Act of 1940;
 .  change the classification of any Variable Account;
 . operate any Variable Account as a managed investment company or as a unit investment trust;

P98-52-NY                        Page 17                                   (P)

 .  combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliates;
 .  transfer the assets of any Variable Account to other separate accounts or subaccounts of ours or our affiliates;
 .  run any Variable Account under the direction of a committee, board, or other group;
 . restrict or eliminate any voting rights of policy Owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;
 .  change the allocations permitted under the policy;
 . terminate and liquidate any Variable Account; and . make any other change needed to comply with law.

In spite of the above, we will not transfer any investment, or asset held for investment, between separate accounts or between separate and other accounts, provided that the superintendent of the New York Insurance Department may authorize transfers in circumstances where such transfers would not be inequitable. If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change. Unless required by law or regulation, an investment policy may not be changed without our consent. We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner of the state of Arizona, our state of domicile, and without the approval of the Insurance Department of the state of New York. The process for such approval is on file.


                             SUBSTITUTION OF INSURED

Benefit - Subject to our approval, you may request a substitution of the Insured under this policy for a new Insured after the first policy year. We will require the following before we substitute the Insured:

 . The new Insured must submit evidence of insurability satisfactory to us. . You must submit a written application for the substitution.

We may adjust the Face Amount, Accumulated Value, Surrender Charge, and any policy fees and charges to reflect the new Insured. A revised schedule of benefits will be sent to you outlining the benefits for the new Insured. Riders on the new Insured will be added only with our consent and subject to our requirements for those riders. If approved, the substitution will be effective on the next Monthly Payment Date on or next following our approval.


                               GENERAL PROVISIONS

Entire Contract - This policy is a contract between you and us. This policy, any attached endorsements, benefits and riders and the attached copy of the initial application are the entire contract, except as follows. Any written application for a change in policy terms allowed by the policy after issue or written notice of exercise of policy options made after the policy has been issued will also become part of the contract upon our acceptance of such application or notice and our mailing of same to your address last known to us. Only our president, chief executive officer or secretary is authorized to change this contract or extend the time for paying premiums. Any such change must be in writing.

All statements in the application shall be deemed representations and not warranties. We will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in an application.

Incontestability - We will not contest this policy unless there was a material misrepresentation in an application, including any reinstatement application. Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time periods:

P98-52-NY                        Page 18                                   (P)

 . The initial Face Amount cannot be contested after the policy has been in force during the Insured's lifetime for two years from the later of the Policy Date or any reinstatement date; and
 . An increase in the Face Amount, which was applied for and for which evidence of insurability was required, cannot be contested after the increased amount has been in force during the Insured's lifetime for two years from the later of its effective date or any reinstatement date; and
 . If this policy was issued under a term insurance conversion option, the converted amount cannot be contested after the policy has been in force during the Insured's lifetime for two years from the later of the issue of the term policy or any reinstatement date of the term policy or of this policy.

Non-Participating - This policy will not share in any of our surplus earnings.

Juvenile Insured - If an Insured's Age on the Policy Date is less than 20, the Insured may apply for Nonsmoker risk status on attaining Age 20. This option must be requested in writing and accompanied by satisfactory evidence of nonsmoking.

Suicide Exclusion - If the Insured dies by suicide within two years of the Policy Date, no death benefit proceeds will be paid. Instead, we will return the sum of the premiums paid, less the sum of any Policy Debt and withdrawals. If the Insured dies by suicide within two years of the effective date of any increase in the Face Amount which was applied for after the Policy Date, no benefit will be paid with respect to such increase. Instead, we will refund the Cost of Insurance Charges made with respect to that increase.
If any insurance amount of this policy was issued under a term insurance conversion option, the two-year period for excluding death by suicide for such amount does not start anew, but is effective as of the issue date of the term policy.

Misstatement - If the Insured's age has been misstated, the death benefit will be adjusted so that the NAR after adjustment is the NAR before the adjustment multiplied by the ratio of the incorrect Cost of Insurance (COI) rate to the correct COI rate. If the Minimum Death Benefit after adjustment is larger, the death benefit will be this larger amount.

Evidence of Insurability - We reserve the right to require evidence of insurability for any policy change or any premium payment which would result in an increase in NAR.

Reports - A report will be mailed to you at the end of each policy quarter to your last known address. This report will include the following information for the policy quarter:

 .  the Accumulated Value;
 .  the Cash Surrender Value;
 .  the current death benefit;
 .  any Surrender Charges;
 .  any existing Policy Debt;
 .  transactions that occurred during the policy quarter;
 . changes in the Guideline Premiums, if applicable; and . any information required by law.

In addition to the above reports, an annual report will also be mailed to you. The report will contain financial statements for the Separate Account and the designated investment company or companies in which the Separate Account invests, the latter of which will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940. We will also send any other reports as required by Federal securities law and applicable law and regulation of the state of New York.

Policy Illustrations - Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee not to exceed $25 per request for this service. Illustrated benefits that are not guaranteed, such as benefits based on the current cost factor assumptions, will vary depending upon a number of factors, including but not limited to, changes in future investment performance.


P98-52-NY                        Page 19                                   (P)

Basis of Values - A detailed statement showing how values are determined has been filed with the Insurance Department of the state of New York. All values are at least equal to the minimums required by the law of the state in which this policy is delivered, based on the Commissioner's 1980 Standard Ordinary Mortality Table and interest at the rate of 3%.

Ownership of Assets - We have the exclusive and absolute control of our assets, including all assets in the Separate Account.

Tax Qualification as Life Insurance - This policy is intended to qualify as a life insurance contract for federal tax purposes, and the death benefit under this policy is intended to qualify for federal income tax exclusion. The policy, including any other rider, benefit or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary. We will not accept a premium payment which would cause the policy to fail to qualify as a life insurance contract for federal tax purposes.

If at any time the premiums paid under the policy exceed the amount allowable for such tax qualification, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment in accordance with federal tax law, and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable contract year as determined under federal tax law. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to ensure or maintain such tax qualification, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.

If you request a decrease in policy or rider benefits, it may cause a reduction in any applicable limitations on premiums or cash values for the policy under federal tax law. Such a reduction in these limits may require us to make a distribution from the policy equal to the greatest amount by which the premiums paid or cash values for the policy, as determined under federal tax, exceed any such reduced limits, in order to maintain the policy's tax qualification. If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution. However, no request for a decrease in policy or rider benefits will be allowed to the extent that the resulting reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value for the policy.

MEC Status - Unless you have given us Written Notice to the contrary, the provisions of this MEC Status subsection apply. MEC stands for Modified Endowment Contract. Under federal tax law, if the funding of a life insurance contract occurs too rapidly, it becomes a MEC and fails to qualify for certain favorable treatment as a result. This policy is intended to qualify as a life insurance contract that is not a MEC for federal tax purposes. This policy, including any other rider, benefit or endorsement, shall be interpreted to prevent the policy from being subject to such MEC treatment, despite any other provision to the contrary. We will not accept a payment as premium or otherwise which would cause the policy to become a MEC.

If at any time the amounts paid under the policy exceed the limit for avoiding such MEC treatment, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment in accordance with federal tax law, and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable contract year as determined under federal tax law. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.


P98-52-NY                        Page 20                                   (P)

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to avoid such MEC treatment, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.

Any request that would change the death benefits under the policy and riders will not be processed if the change would cause the policy to be treated as a MEC. Such changes include a reduction in the face amount, a change in death benefit option, and a reduction in face amount due to a withdrawal.

Other Distributions of Accumulated Value - If the NAR ever exceeds three times the original Face Amount, we reserve the right to make a distribution of Accumulated Value to make the NAR equal three times the original Face Amount. In such case, the distribution will be treated as a premium refund and no surrender charge will be imposed. By treating the distribution as a premium refund, we mean that, in addition to the distribution of Accumulated Value which you will receive, we will also pay you an amount representing a return of premium load associated with the distribution. The amount representing the return of premium load will be equal to the reduction in Accumulated Value multiplied by (1/(1-premium load rate))-1, provided that such amount can never exceed the total premium load paid under the policy.

Termination - This policy will terminate on the earliest of :
 .  the death of the Insured;
 . the lapse or surrender of this policy; and . the Maturity Date.

Compliance - We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule, or regulation, including those of the state of New York and including the requirements for life insurance contracts under the Code. After filing with, and approval by, the Department of the state of New York, we will provide you with a copy of any such change. You have the right to refuse the change.


P98-52-NY                        Page 21                                   (P)


                                               INDEX
Accumulated Value (AV)                        9     Loan Interest                                16
Administrative Charge                        12     Loan Repayment                               17
Age                                           5     M&E Risk Charge                              11
Assignment                                    6     Maturity Date                                 5
Automatic Portfolio Rebalancing              14     MEC                                          20
Automatic Transfer Programs                  14     MEC Status                                   20
Basis of Values                              20     Misstatement                                 19
Beneficiary                                   6     Modified Endowment Contract                  20
Cash Surrender Value                         14     Monthly Deduction                            11
Cash Value Accumulation Test                  7     Monthly Payment Date                          5
Change in Policy Cost Factors                11     Mortality and Expense Risk Charge            11
Code                                          5     NAR                                           5
Compliance                                   21     Net Asset Value                              10
Cost of Insurance Charge                     11     Net Cash Surrender Value                     14
Cost of Insurance Rates                      11     Net Investment Factor                        10
Death Benefit                                 7     Net Premium                                   5
Death Benefit Options                         8     Net Single Premium (NSP)                      7
Death Benefit Proceeds                        8     Non-Participating                            19
Death Benefit Qualification Test              7     Owner                                         6
Dollar Cost Averaging                        14     Paid-Up Benefit                               9
Entire Contract                              18     Planned Premium                               6
Evidence of Insurability                  5, 19     Policy Date                                   5
Face Amount                                   5     Policy Debt                                   5
Face Amount Change                            8     Policy Illustrations                         19
Face Amount Decrease                          9     Policy Loans                                 16
Face Amount Increase                          8     Premium Allocation                            6
First Year Transfer Program                  14     Premium Limitation                            7
Fixed Accumulated Value                       9     Premium Load                              3, 12
Fixed Options                             5, 15     Premiums                                      6
Free Look Transfer Date                       5     Reinstatement                                12
Grace Period                                 12     Reports                                      19
Guideline Premium Limitation                  7     Risk Classification                           3
Guideline Premium Test                        7     Separate Account                          5, 17
Home Office                                   5     Suicide Exclusion                            19
Income Benefits                              16     Surrender                                    14
Incontestability                             18     Surrender Charges                            14
Insured                                       5     Tax Qualification as Life Insurance          20
Interest on Death and Maturity Proceeds      16     Termination                                  21
Interest Settlement Option                   16     Transfers                                    13
Investment Options                            5     Valuation Date                                5
Juvenile Insured                             19     Valuation Period                              5
Lapse                                        12     Variable Account                          6, 17
Limits on Face Amount Increase                8     Variable Accumulated Value                   10
Loan Account                             10, 17     Withdrawals                                  15
Loan Amount Available                        16     Written Request                               6

P98-52-NY                        Page 22                                   (P)

[LOGO]
PACIFIC LIFE
& ANNUITY COMPANY

700 Newport Center Drive
Newport Beach, CA 92660
--------------------------------------------------------------------------------
FLEXIBLE
PREMIUM
VARIABLE LIFE
INSURANCE

 .  Death Benefit Payable if the  Insured Dies Before the Maturity Date
 .  Accumulated Value Less Policy Debt Payable if the Insured Lives Until the
   Maturity Date
 .  Adjustable Face Amount
 .  Benefits May Vary Based on Investment Experience
 .  Non-Participating

P98-52-NY                                                                  (P)